Exhibit 99.1

A. H. Belo Corporation Announces First Quarter 2015
Financial Results from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported results for the first quarter of 2015, highlighted by an increase in total operating revenue of 1.6 percent over the prior year quarter, driven by marketing services and commercial printing and distribution. The Company's January acquisition of three marketing services businesses, Distribion, Inc., CDFX, LLC (d/b/a Marketing FX) and Vertical Nerve, Inc. (collectively, "DMV"), added incremental revenue of $1.9 million.
Jim Moroney, chairman, president and Chief Executive Officer, said, "Although core advertising revenues remain challenged, we are continuing to invest in new and diversified sources of revenue and those investments are producing returns. The improvement of 1.6 percent this quarter is primarily due to our expansion of marketing services operations, resulting from our January acquisition of DMV, the continued growth of our content marketing agency Speakeasy, the expansion of our event marketing company Crowdsource and growth in our commercial printing and distribution operations.
"Although the Company anticipates continued challenges for print advertising revenues, we continue our efforts to look for opportunities to increase the channels of marketing we can offer to our customers while assiduously working on expense management."
Net income from continuing operations was $0.02 per share in the first quarter of 2015, an increase of $0.24 per share over the first quarter of 2014. First quarter 2015 earnings include an income tax benefit of $5.7 million primarily due to a reduction in the valuation allowance for the offset of deferred tax assets by $4.0 million of DMV acquisition-date tax liabilities.
Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations with acquisition costs and net investment-related gains

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2015 Financial Results
from Continuing Operations
April 27, 2015

and losses added back, was $(1.4) million in the first quarter of 2015, a decrease of $1.8 million from the first quarter of 2014.
As of March 31, 2015, cash and cash equivalents were $81.4 million, and the Company had no debt.

First Quarter Results from Continuing Operations

Total revenue was $65.4 million in the first quarter of 2015, an increase of 1.6 percent compared to the prior year period.
Revenue from advertising and marketing services, including print and digital revenues, decreased 2.4 percent. Marketing services revenue more than doubled from the prior year period as a result of growth of Speakeasy and the acquisition of DMV. The acquired marketing services businesses contributed $1.9 million of incremental revenue. Increases in marketing services revenue were offset by declines in display, classified, preprint and digital advertising revenues which decreased 2.7 percent, 11.7 percent, 11.8 percent and 7.3 percent, respectively. The decrease in digital advertising revenues is primarily due to declines in online classified advertising related to the resale of cars.com products and services.
Circulation revenue remained flat to the prior year period at $21.0 million as increased rates offset lower volumes.
Printing and distribution revenue increased 33.8 percent to $7.6 million in the first quarter of 2015 due primarily to the impact of commercial printing agreements with various regional and community papers.
Total consolidated operating expense in the first quarter was $70.5 million, a 3.7 percent increase compared to the prior year period, due to higher materials, production and distribution

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2015 Financial Results
from Continuing Operations
April 27, 2015

expenses related to additional printing and distribution business and operating expenses related to the acquired businesses.
The Company's newsprint expense in the first quarter was $4.5 million, a decrease of 7.6 percent compared to the prior year period. Newsprint consumption dropped 4.5 percent to approximately 7,750 metric tons. Compared to the prior year period, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 3.2 percent and 8.0 percent, respectively.
Corporate and non-operating unit expenses in the first quarter were $4.9 million, an increase of 4.6 percent compared to the prior year period primarily due to legal and professional fees associated with recent transactions.
As of March 31, 2015, A. H. Belo had approximately 1,200 full-time equivalent employees, a decrease of 19.1 percent compared to the prior year period, primarily due to the sale of The Providence Journal during the third quarter of 2014.

Non-GAAP Financial Measures

Reconciliations of net loss to EBITDA and Adjusted EBITDA from continuing operations are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2015 Financial Results
from Continuing Operations
April 27, 2015

Financial Results Conference Call

A. H. Belo will conduct a conference call on Tuesday, April 28 at 1:00 p.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company's website (www.ahbelo.com/invest) or by dialing 1-800-230-1074 (USA) or 612-288-0337 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on April 28 until 11:59 p.m. CDT on May 5, 2015. The access code for the replay is 357654.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and marketing services. With a continued focus on extending the Company's media platform, A. H. Belo is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2015 Financial Results
from Continuing Operations
April 27, 2015

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges attracting and retaining key personnel; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2015	2014
Net Operating Revenue
Advertising and marketing services	$36,831	$37,726
Circulation	21,038	21,012
Printing, distribution and other	7,567	5,654
Total net operating revenue	65,436	64,392
Operating Costs and Expense
Employee compensation and benefits	27,503	28,164
Other production, distribution and operating costs	31,460	28,444
Newsprint, ink and other supplies	8,166	7,988
Depreciation	3,040	3,410
Amortization	373	30
Total operating costs and expense	70,542	68,036
Operating loss	(5,106)	(3,644)
Other Income (Expense), Net
Losses on equity method investments, net	(414)	(408)
Other income, net	109	117
Total other income (expense), net	(305)	(291)
Loss from Continuing Operations Before Income Taxes	(5,411)	(3,935)
Income tax (benefit) provision	(5,730)	891
Income (Loss) from Continuing Operations	319	(4,826)
Income from discontinued operations	—	977
Loss related to the divestiture of discontinued operations, net	(12)	(178)
Tax expense from discontinued operations	—	16
Gain (Loss) from Discontinued Operations, Net	(12)	783
Net Income (Loss)	307	(4,043)
Net loss attributable to noncontrolling interests	(56)	(6)
Net Income (Loss) Attributable to A. H. Belo Corporation	$363	$(4,037)

Per Share Basis
Basic and Diluted
Continuing operations	$0.02	$(0.22)
Discontinued operations	—	0.03
Net income (loss) attributable to A. H. Belo Corporation	$0.02	$(0.19)

Weighted average shares outstanding
Basic	21,770,698	21,918,000
Diluted	21,845,197	21,918,000

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$81,442	$158,171
Accounts receivable, net	30,911	34,396
Other current assets	15,393	13,323
Assets of discontinued operations	253	565
Total current assets	127,999	206,455
Property, plant and equipment, net	59,816	61,589
Intangible assets, net	46,358	25,238
Other assets	5,856	5,465
Total assets	$240,029	$298,747
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,723	$12,904
Accrued expenses and other current liabilities	14,219	72,065
Advance subscription payments	16,451	15,894
Liabilities of discontinued operations	150	543
Total current liabilities	42,543	101,406
Long-term pension liabilities	64,391	65,859
Other liabilities	5,032	5,463
Noncontrolling interests - redeemable	1,263	—
Total shareholders’ equity	126,800	126,019
Total liabilities and shareholders’ equity	$240,029	$298,747

A. H. Belo Corporation
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA from Continuing Operations

	Three Months Ended March 31,
In thousands (unaudited)	2015	2014
Net Income (Loss) Attributable to A. H. Belo Corporation	$363	$(4,037)
Less: Income (Loss) from discontinued operations, net	(12)	783
Plus: Net loss attributable to noncontrolling interests	(56)	(6)
Income (Loss) from continuing operations	319	(4,826)
Depreciation and amortization	3,413	3,440
Income tax provision (benefit)	(5,730)	891
EBITDA from Continuing Operations	(1,998)	(495)
Addback:
Acquisition costs	725	—
Net investment-related (gains) losses	(81)	934
Adjusted EBITDA from Continuing Operations	$(1,354)	$439
The Company evaluates earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is presented for continuing operations by adjusting for discontinued operations and losses attributable to noncontrolling interests. Adjusted EBITDA is calculated by adding back to EBITDA recorded expenses to acquire new businesses, net investment-related gains and losses and non-cash impairment expense, as applicable.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for net income from continuing operations, cash flows provided by operating activities or other comparable measures prepared in accordance with GAAP. Additionally, these non-GAAP measures may not be comparable to similarly-titled measures of other companies.